Exhibit 99

FOR IMMEDIATE RELEASE

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Jim Olecki
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2004 FOURTH QUARTER RESULTS

CHICAGO, IL, August 16, 2004 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fourth quarter ended June 30, 2004.

Net sales for the fourth quarter of fiscal 2004 were $39,443,000, compared with $38,838,000 in the fourth quarter of fiscal 2003.  The acquisitions of U.S. Traffic Corporation and Peek Traffic Corporation contributed net sales of $11,328,000 in the fourth quarter of fiscal 2004.  In the fourth quarter of fiscal 2003, the acquisition of U.S. Traffic Corporation contributed net sales of $5,977,000.  Peek Traffic Corporation was not part of the prior year’s results.  For the fourth quarter of fiscal 2004 the Company reported an operating loss of $30,479,000, compared with operating profit of $7,175,000 in the fourth quarter of fiscal 2003.  The net loss for the fourth quarter of fiscal 2004 was $20,260,000, or $2.32 per diluted share, compared with net income of $4,583,000, or $0.56 per diluted share, in the same period last year.

As previously announced, the Company’s results for the fourth quarter of fiscal 2004 include a non-cash impairment charge related to goodwill, intangible assets and other long-lived assets in the Company’s Inform Group of $32,600,000, which is $21,266,000, or $2.43 per diluted share, net of an income tax benefit of $11,334,000.  Excluding this charge, the Company would have reported an operating profit of $2,121,000 and net income of $1,006,000, or $0.11 per diluted share.

Net sales for fiscal 2004 increased 31% to $150,290,000, compared with $114,310,000 for fiscal 2003.  The operating loss for fiscal 2004 was $25,602,000, compared with operating profit of $15,154,000 in fiscal 2003.  For fiscal 2004, the Company reported a net loss of $17,027,000, or $1.99 per diluted share, compared with net income of $9,472,000, or $1.17 per diluted share, for fiscal 2003.

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Included in the Company’s fiscal 2004 results were the previously mentioned non-cash impairment charge of $32,600,000 in the fourth quarter of fiscal 2004 and a benefit for income taxes of $1,249,000, or $0.14 per diluted share, related to the favorable settlement of a tax audit during the third quarter of fiscal 2004.  Excluding these items, the Company would have reported an operating profit for fiscal 2004 of $6,998,000 and net income for fiscal 2004 of $2,990,000, or $0.34 per diluted share.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “Our fiscal 2004 fourth quarter results reflect the ongoing softness in our business, as delays in passing the federal highway funding bill and state budgetary issues continue to affect demand in our markets.  The result was a 12% decline in revenues in the Protect and Direct Group, and a 20% organic revenue decline within the Inform Group during what is typically a seasonally strong period for our business.  This also led to a decline in profitability, as our fixed costs were absorbed over a smaller than expected revenue base.”

Mr. Jezuit continued, “While Peek Traffic continues to exceed our expectations, U.S. Traffic is still performing below our standards.  We are focused on addressing this issue and are implementing a number of strategic initiatives to improve our operational execution.  Specifically, we have integrated the sales, marketing and distribution operations of our Peek Traffic and U.S. Traffic businesses under one name, Quixote Traffic Corporation, with both companies operating under one management team.  In addition, we are undertaking other initiatives to further reduce operational costs.  These include rationalizing our product offerings, outsourcing non-critical component parts, and better focusing our manufacturing facilities to obtain greater synergies.  We believe these efforts will improve operating efficiencies and lead to positive contributions to the Company’s long-term profitability.”

“Looking forward, we continue to have a great deal of confidence in Quixote’s strong fundamentals and long-term prospects, and we continue to take actions to position Quixote for the future.  While we still believe that the federal highway funding bill may be passed in 2004 and that it will have a significant, positive impact on our performance, we do not anticipate realizing the full benefit of the bill’s passage until the later half of fiscal 2005.  In the near-term, our focus will remain on process improvements, cost management and new product development to enhance our strong market position.  As a result of this environment, we currently expect a loss for the first quarter of fiscal 2005 of between $0.05 and $0.09 per diluted share.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m. EST today, August 16, 2004, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2003, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended June 30,		Year ended June 30,
	2004	2003	2004	2003

Net sales	$39,443,000	$38,838,000	$150,290,000	$114,310,000
Cost of sales	25,970,000	23,106,000	102,987,000	68,070,000

Gross profit	13,473,000	15,732,000	47,303,000	46,240,000

Operating expenses:
Selling & administrative	10,296,000	7,744,000	36,700,000	28,730,000
Impairment charge	32,600,000		32,600,000
Research & development	1,056,000	813,000	3,605,000	2,356,000
	43,952,000	8,557,000	72,905,000	31,086,000

Operating profit (loss)	(30,479,000)	7,175,000	(25,602,000)	15,154,000

Other income (expense):
Interest income	5,000	38,000	30,000	104,000
Interest expense	(554,000)	(269,000)	(2,144,000)	(906,000)
Other			(212,000)
	(549,000)	(231,000)	(2,326,000)	(802,000)

Earnings before income taxes	(31,028,000)	6,944,000	(27,928,000)	14,352,000
Income tax provision (benefit)	(10,768,000)	2,361,000	(10,901,000)	4,880,000

Net earnings (loss)	$(20,260,000)	$4,583,000	$(17,027,000)	$9,472,000

Per share data - basic:
Net earnings (loss)	$(2.32)	$0.57	$(1.99)	$1.21
Average common shares outstanding	8,734,993	7,978,871	8,567,741	7,847,169

Per share data - diluted:
Net earnings (loss)	$(2.32)	$0.56	$(1.99)	$1.17
Average diluted common shares outstanding	8,734,993	8,238,996	8,567,741	8,062,397

Quixote Corporation
Balance Sheet

	As of June 30, 2004	As of June 30, 2003
Assets
Current assets
Cash and cash equivalents	$2,389,000	$3,753,000
Accounts receivable, net	33,606,000	36,835,000
Inventories, net	25,308,000	22,967,000
Other current assets	6,938,000	3,533,000
	68,241,000	67,088,000

Property, plant and equipment, net	27,512,000	26,237,000
Intangible assets and other, net	44,129,000	57,500,000
	$139,882,000	$150,825,000

Liabilities and Shareholders’ Equity
Current liabilities	$28,268,000	$30,999,000
Long-term debt, net	46,354,000	39,789,000
Other long-term liabilities	1,353,000	4,482,000
Shareholder’s equity	63,907,000	75,555,000
	$139,882,000	$150,825,000

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